Exhibit 99.1

USA Technologies Contact:	Crane Merchandising Systems Contact:
George Jensen, Chairman & CEO	Brad Ellis, President
Stephen P. Herbert, President & COO	Bellis@cranems.com
sherbert@usatech.com	Phone: (314) 298-3501
Phone: (800) 633-0340

Investor Relations Contact:	Crane Payment Solutions Contact:
Joe Hassett, Senior Vice President	Kurt Gallo, General Manager
Gregory FCA	Kgallo@cranems.com
joeh@gregoryfca.com	Phone: (603) 685-6999 x114
Phone: (610) 228-2110

Crane Merchandising Systems and USA Technologies Announce Cashless Vending Solution

WILLISTON, SC and MALVERN, PA, June 7, 2011 – Crane Merchandising Systems, Inc. and USA Technologies, Inc. (NASDAQ: USAT) announced today a three-year agreement to deliver a combined cashless vending solution to Crane customers in North America.  Under the agreement, USA Technologies will provide card processing, wireless communications and data services under its ePort Connect Service for Crane’s customers utilizing the new Currenza® cashless bill validator/card reader.  In addition, USAT will provide certain hardware solutions and grant Crane a license for designated USAT patents.

 “USA Technologies is delighted to work with Crane," said George R. Jensen, Chairman and CEO, USA Technologies. "We are combining our best-in-class solutions, exceptional service and innovation, to bring to customers a proven cashless payment solution.  The offering provides the cashless convenience consumers want and the comprehensive, integrated and easy-to-implement services that operators need to be successful.”

“Crane’s new Currenza® cashless bill validator/card reader, aligned with USAT’s leadership in payment processing and telemetry services for vending, will provide a great value option to our customers.  With our other offerings, this package further implements our strategy to support open standards for vending,” stated Brad Ellis, President of Crane Merchandising Systems.

USA Technologies’ ePort Connect Service is the vending industry’s leading payment and M2M telemetry service. It is the industry’s most ‘open’ platform, providing payment and telemetry solutions in concert with four device manufacturers, several payment processors and three wireless services providers. The ePort connect service is PCI Level 1 compliant, providing a portfolio of services which enable vending, kiosk, and other self-serve retail machines to accept cashless payments, handle all elements of transaction processing, wireless connectivity and consumer support.   USA Technologies’ ePort Connect Service remotely syncs DEX data with Crane’s VendMAX®   vending management software suite, which provides vending route management, inventory control, pre-kitting, and dynamic route scheduling to vending operators.

Crane Merchandising Systems, a Crane Co. company, is one of the largest manufacturers of vending machines in the world, providing the vending industry with high quality, technologically advanced automatic merchandising equipment and payment systems, including vending management software and wireless communication technology.

USA Technologies is a leader in wireless, cashless transactions, associated financial/network services and energy management. USA Technologies provides  payment and telemetry solutions for self-serve retailing industries such as vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with Verizon, Visa, Compass and others. Visit USAT’s website www.usatech.com